Exhibit 99.1

EDITED TRANSCRIPT

FCN—Q3 2017 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: OCTOBER 26, 2017 / 1:00PM GMT

OVERVIEW:

Co. reported 3Q17 revenues of $449m, net income of $32.2m, and GAAP EPS of

$0.85. Expects 2017 revenues to be $1.775-1.800b and GAAP EPS to be $1.37-1.67.

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc.—CFO

Mollie Hawkes FTI Consulting, Inc.—MD of IR & Communications

Steven H. Gunby FTI Consulting, Inc.—President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Timothy John McHugh William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division—MD

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting Third Quarter 2017 Earnings Conference Call. As a reminder, today’s call is being recorded.

And now for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Managing Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc.—MD of IR & Communications

Thank you, and good morning. Welcome to the FTI Consulting Conference Call to discuss the company’s third quarter of 2017 earnings results as reported this morning. Management will begin with formal remarks after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934, that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates for our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our Form 10-Q for the third quarter ended September 30, 2017, and in our other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin, adjusted segment EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our third quarter of 2017 results.

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations website. To ensure our disclosures are consistent, these slides provide the same details as they have historically and, as I said, are available on the Investor Relations section of our website.

With these formalities out of the way, I am joined today by Steve Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I’ll turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thank you, Mollie, and thank you all for joining us this morning. Let me say a few words upfront about the quarter and turn it over to Ajay, who will take you through the details of the quarter and the outlook for the remainder of the year. And then, as usual, the 2 of us look forward to answering your questions.

As I’m sure many of you saw in this morning’s press release, this was a terrific quarter. We reported GAAP and adjusted earnings per share of $0.85 and $0.83, respectively, for this quarter, which, in turn, we expect that we were up 64% and 60% year-over-year. Compared to the second quarter, adjusted earnings per share more than doubled. And another way to say that is that this quarter ties for the best quarter we’ve ever had in adjusted EPS.

As most of you know, this quarter follows 2 very weak quarters. In fact, this quarter’s earnings exceeded the prior 2 quarter’s adjusted EPS combined. So given the situation of a very strong quarter following a couple of poor quarters, we thought rather than me review the quarter, we’ll let Ajay do that. It might be useful for me to share a perspective, a perspective on how we look at quarters like this. In particular, what parts of these quarters feel to us like noise or anomalies versus what parts feel like salient indicators of underlying strength of the company. It’s a topic that I think a lot about, and the thought here was that some of you might find engaging those topics worthwhile. One way to get into the topic is to reflect on how we are thinking about the results today versus how we were thinking about the results 6 quarters ago, which was the quarter that was essentially equivalent, or what we were thinking 5 quarters ago after the outstanding first half of the year and talk about how we view the results today similarly to then, but also how we look at it differently from then.

In the early part of ‘16, as we mentioned, we had a great quarter and a record first half. As many of you recall, we then underscored substantial caution in extrapolating from those strong results and we forecasted this financial slowdown for the ensuing quarters. So why was that? And importantly, how similar is that to today? And importantly, how might that be different? Part of the basis for the caution then, in my view, part of the basis, is similar. In this industry, in this company, there’s a huge amount of volatility quarter-to-quarter, generated by what at least I intend to call noise. It can be the timing of success fees or surge or low and bad debt, tax adjustment, foreign exchange, whether you won or lost a random big job, it was all those factors. Now over any extended period of time, the factors tend to even out. But in bad quarters like we had at the beginning of the year, we often have a confluence of bad noise. In converse, in good quarters, the opposite, you have a confluence of good noise.

As we talked about earlier in the year in bad quarters, we see it as critical not to overreact to the noise, not to take actions that will hurt the business. And similarly, in good quarters, we feel it’s important to isolate that out and not get overly exuberant. So this noise observation was part of the caution we talked about in the early part of ‘16, and it is caution we would reiterate today. Just as in our view, no one should have taken the first half of this year and multiplied it by 2, we urged in early ‘16 not take the great first half then and multiply that by 2 or take the great first quarter of 2016 and multiply it by 4. And we’d urge the consistent theme today. You just can’t take a great quarter and simply multiply it by 4. And I believe you shouldn’t take a bad one and do that either. So that’s similar today in the way we were thinking back in the early part of ‘16. And the early part of ‘16, we stressed caution for some other reasons as well. Reasons which related to concerns about the underlying strength of the business, and that is where I think we might differ in interpretation today.

In the early part of ‘16, you may recall, we noted we had 2 businesses, E Con and Corp Fin, that were in the middle of mini booms that suggested they might be outperforming their near-term potential. And E Con, as you will recall, was due to the spike in M&A-related revenue that we thought was fabulous, but probably not sustainable. And in Corp Fin, the outperformance was because of the mini booms driven in part by the huge drop

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

in oil and mineral prices, which we didn’t think could last forever. So part of the caution then was not just from adjusting for noise, but also because we perceived 2 businesses were being supported by mini booms that were not sustainable. And at the same time, we had 2 businesses, Tech and FLC, that you will recall were in the midst of longer-term declines.

We talked about major efforts underway to turn them around, but at that point, we didn’t have full pathways mapped out for either of those turnarounds. In particular, as you recall, Tech was working on, but not — had not yet launched fundamental new strategies to hold the multicenter, multi-quarter set of double-digit top line and bottom line declines. And though parts of that will see it taking steps to improve a number of key elements of the business, FLC, as a whole, had exited 2015 with a 29% year-over-year decline in adjusted segment EBITDA and was ultimately in the middle of another down year.

So in 2016, our caution — in early part of ‘16, our caution was a combination. A combination of caution due to the beneficial noise, but also caution due to what we believe were some salient indicators that the underlying strength of these businesses was not yet as strong as those quarter and half year results, even adjusted for the noise, would’ve suggested. So we had multiple bases for that caution and we transmitted that.

Today, what I see as similar is the first part, the noise part. But important, not so much the second part. There’s always noise in this business, and Ajay will tell you, some of the results are due to some positive events in this quarter, made of some of the success fees that didn’t quite manifest themselves early in the year. There are some positive adjustments in our effective tax rates, et cetera. And those are the sorts of random events that, in this quarter, unlike the last 2, cut in our favor on average. In that sense, this quarter is similar to 6 quarters ago. To me, more significant, particularly in terms of my conviction about where this company is heading, is the rest of the caution from early ‘16 doesn’t apply anywhere near the level we talked about then. Once one normalizes the success fees and tax benefits, at this point, we have no segments that we believe are fundamentally outperforming what we believe are the core potential. None. In fact, in this quarter, one of our great businesses, E Con, substantially underperformed what we believe is its potential because of some weaker market conditions. This absence of substantial overperformance or mini booms benefiting the business, to me, is a pretty salient difference of where we were in early ‘16. And the other salient difference is that we’ve made real progress in FLC and Tech. Competitive realities, changing markets mean you can’t rest on laurels. We have to continue to challenge ourselves in every business, every year. But at this point, we have completed initial fundamental relooks at every segment. And importantly, we see no segments at this point that can’t be a contributor to growth going forward. Said more positively, we see every segment as a potential major contributor to growth going forward.

Tying these thoughts and observations back to the quarter briefly, I’ve already talked briefly about E Con, and Ajay will talk a little bit more about that. Corp Fin, as you know, started the quarter slowly — started the year slowly, not the quarter. Started the year slowly, not only because of the delays in success fees and some conflicts, but also because we swung and missed at a couple of key jobs. And here, the team has continued a winning streak that we started last quarter. We’ve had broad-based wins in restructuring and in business transformation. But the results were benefited by the catch-up in success fees, underlying that is a business that is back on track, delivering on its substantial potential. The market is not booming, and we believe it will not boom until loose money comes to an end. But we have a great business here, with fabulous professionals around the globe. A business that has shown it can be a major contributor even in slow markets, and it showed that this quarter.

I’m also pleased to say Strat Comm is back on track with a solid third quarter and a solid expected second half of the year. Any business, no matter how good, can have a weak couple of quarters. But the team here has shown over the last several years that they have created a fundamentally stronger Strat Comms business. And in this quarter, that underlying reality reasserted itself. Perhaps as interesting are the 2 businesses that had underperformed for a while, FLC and Tech. The teams there have done enormous work to get those ships headed in the right direction. FLC, you may have noted this morning, reported the highest adjusted segment EBITDA since mid-2014. That was due in part to the cost actions we talked about earlier in the year, but at least as important, also due to some real success in growth, whether that was in construction solutions, in our data analytics business, in our cybersecurity business or elsewhere. And though we haven’t yet turned Tech back into a growth business, the team has stabilized the earnings, while at the same time, continuing to invest behind its new strategy, significant steps forward.

Let me conclude these views and then I’ll let Ajay go through the details of the quarter. Both this quarter and 6 quarters ago benefited from the impact of positive noise. But this quarter feels fundamentally stronger to us. This quarter’s results were driven without any business outperforming our perception of its medium-term potential, without any discernible market booms temporarily benefiting any business. And though we always have improvements to make in every segment, without any business in the position akin to where Tech and FLC were 6 quarters ago. Those distinctions to me are incredibly important. They underscore a core belief of mine, which is that for this company as a whole and its many parts, the best days are ahead of us.

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

In the conversation I’m happy to start now, I look forward even more to continuing it with you with the entire management team at Investor Day a few weeks from now, on November 13 in New York City. I’m very much hoping most of you can make it.

With that, Ajay, let me turn it over to you to give more details on the quarter, and then you and I will come back and answer some questions.

Ajay J. Sabherwal - FTI Consulting, Inc.—CFO

Thank you, Steve. Good morning, everybody. I will begin by summarizing our quarterly results. Then I will review quarter-over-quarter and certain sequential quarter results at the segment level and key cash flow and balance sheet items. Before my concluding remarks, I will provide financial guidance for the remainder of the year.

At a high level, we had a very strong quarter. Results in our Corporate Finance & Restructuring segment were especially strong. Collectively, we benefited from our second quarter actions to reduce costs. Our adjusted EBITDA increased both year-over-year and sequentially by $10.2 million and $16.6 million, respectively, and our reduction in share count from buybacks further boosted EPS. And our strong free cash flow enabled us to buy back $52.7 million of stock and complete the tuck-in acquisition of the CDG Group, while reducing debt by $20 million and increasing cash on hand by $19.5 million on a sequential basis. I am very pleased with these results.

Starting with earnings per share, or EPS, for the third quarter of 2017, GAAP EPS of $0.85 and adjusted EPS of $0.83 compared to GAAP EPS and adjusted EPS of $0.52 in the prior year quarter. Revenues of $449 million were up $10.9 million or 2.5% compared to revenues of $438 million in the prior year quarter. Of note, FX was not a significant factor this quarter. Gross profit increased $9.8 million, as gross margin improved to 34.3% due to higher revenues and improved utilization. You will notice that our year-over-year billable headcount is relatively unchanged because during the third quarter, we onboarded 152 entry-level professionals from university campuses. These hires were almost entirely offset by the reductions in billable headcount announced in the second quarter and normal course attrition.

SG&A decreased $2.3 million versus the third quarter of 2016, primarily from lower staff-related and overhead expenses, which was partially offset by higher bad debt expenses. As you may have noticed, we had a 10 percentage point reduction in our effective income tax rate this quarter from 32.2% in the prior year quarter to 22.2% this quarter. As you know, we operate in many countries around the world with different tax rates. The effective tax rate is based on our forecast of full year earnings from all the countries in which we operate. Based on the year-to-date results and our Q4 forecast, the percentage of our full year profit — full year’s profits coming from lower tax jurisdictions has increased. This had a significant positive impact on our Q3 effective tax rate as we are required to catch up the impact of earnings mix for the first 3 quarters. In addition, our Q3 rate also significantly benefited from favorable adjustments related to foreign valuation allowances and other discrete items as further described in our 10-Q. We expect our Q4 effective tax rate will normalize to low to mid-30%. Third quarter net income of $32.2 million increased 48.5% compared to $21.7 million in the prior year quarter.

Now I will share more insights at the segment level. In Corporate Finance & Restructuring, revenues increased $17.5 million or 15.8% to $128.1 million in the quarter compared to $110.6 million in the prior year quarter. The increase in revenue was primarily due to increased demand globally for our core restructuring services and an $8.5 million increase in success fees compared to the prior year quarter. The growth in restructuring included the impact of our July 1 acquisition of the CDG Group.

Adjusted segment EBITDA was $26.7 million or 20.9% of revenues, compared to $17.8 million or 16.1% of revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was primarily due to higher revenues with improved utilization. Sequentially, this business delivered

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OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc.—CFO

Sequentially, this business delivered meaningful top and bottom line improvements compared to the second quarter of 2017, as we saw continued strength for our restructuring services globally and recognized higher success fees. As we said on our second quarter earnings call, we won significant and broad-based engagements in our Corporate Finance & Restructuring business in the second quarter of 2017. These assignments included company side work for Sears Canada and Adeptus Health, among others in our restructuring practice. We also had large transactions and business transformation engagements that included carve-out and merger integration work for Entercom, CBS Radio and performance improvement and interim managements, both for [Aritzia]. In the third quarter, that momentum continued with some wins that had been publicly disclosed, such as being engaged by the unsecured creditors committee for [both] Toys “R” Us and Seadrill, among others.

Turning to FLC. Revenues increased $3.6 million or 3.1% to $118.6 million in the quarter compared to $115 million in the prior year quarter. The increase in revenues was primarily due to higher demand for our forensic accounting and advisory services and our construction solutions offerings. These results were partially offset by a $4.5 million decline in success fees in our health solutions practice compared to the prior year quarter. Adjusted segment EBITDA was $22.5 million or 19% of revenues compared to $16.6 million or 14.4% of revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues with improved utilization. On a sequential basis, our revenues increased $7.2 million and our adjusted segment EBITDA improved $9.5 million, reflecting the cost actions taken earlier this year.

Looking forward, we — by having more of the right people in the right places, we believe we are positioning ourselves for sustainable long-term growth.

Our Economic Consulting business reported revenues of $111.8 million in the quarter, down $10.7 million or 8.8% compared to $122.5 million in the prior year quarter. The decrease in revenues year-over-year was primarily due to lower demand for antitrust and financial economic services in North America.

Adjusted segment EBITDA was $12.1 million or 10.8% of revenues, compared to $18.4 million or 15% of revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues with lower utilization, which was partially offset by lower compensation costs.

On our Q2 call, I talked about how our M&A-related antitrust revenues declined sequentially. That trend continued into the third quarter, perhaps as there continues to be uncertainty created by a lack of clarity around antitrust enforcement in the United States. The results this quarter are clearly not the steady state of business that we expect from Economic Consulting. As the preeminent leader in antitrust globally, we believe the step-down in revenues is market and timing driven.

In Technology, revenues decreased $1.8 million or 4.1% to $42.3 million in the quarter compared to $44.1 million in the prior year quarter. The decrease in revenues was primarily driven by lower demand for managed review and lower pricing for hosting services, which was partially offset by higher demand for consulting services. This shift was largely related to the wind-down of large cross-border investigations, which was partially offset by increased M&A second request activity.

Adjusted segment EBITDA was $6 million or 14.1% of revenues compared to $7.4 million or 16.8% of revenues in the prior year quarter. The decrease in adjusted segment EBITDA was due to a decline in higher margin hosting-related revenues. Sequentially, although revenues declined 7.2%, adjusted segment EBITDA improved slightly.

As I mentioned in the Q2 call, we are enhancing our product offerings in this segment. For example, recently, we announced our partnership to license the Relativity e-discovery software, which opens us up to a broader market. And last quarter, I mentioned our information governance services. Whilst these initiatives require upfront investment in people, processes and systems, we believe this is the right path forward to renewed growth.

After a weaker-than-expected first half in Strategic Communications, which was largely due to the timing of projects, our Strategic Communications business reported much-improved results. Strategic Communications revenues increased $2.3 million or 5.1%, to $48.2 million in the quarter compared to $45.8 million in the prior year quarter. The increase in revenues was primarily driven by higher retained revenues, which was partially

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

offset by lower pass-through revenues. We also continued to generate meaningful project-based revenues, driven by higher demand for our financial communications and corporate reputation services. For the quarter, these contributions came not only from the U.K., but also from outside the U.K. in key geographies like Germany and Brussels, where we are poised to service our global relationships.

Adjusted segment EBITDA was $8.1 million or 16.8% of segment revenues compared to $7.5 million or 16.4% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to the increase in revenues. Sequentially, revenues increased $2 million and adjusted segment EBITDA increased $3.2 million as we benefited from the cost actions taken during the second quarter of 2017.

Let me now discuss key cash flow and balance sheet items. Net cash provided by operating activities of $106.2 million for the quarter compared to $70.9 million for the prior year quarter. The improvement in operating cash flow was due to higher cash collections, lower income tax payments and the timing of payment of certain operating expenses. During the quarter, we spent $52.7 million to repurchase 1.6 million shares of our common stock at an average price of $32.98 per share. As of September 30, 2017, approximately $26.1 million remained available under our $200 million share repurchase authorization. We also had a cash outflow of $8.9 million related to our purchase of the CDG Group.

Turning to our guidance. We are revising our full year 2017 revenue guidance. We now expect revenues to be between $1.775 billion and $1.8 billion. This compares to the previous range of between $1.775 billion and $1.875 billion. Guiding to the lower end of the previously provided range is primarily a reflection of the passage of 3 quarters with year-to-date revenues of $1.34 billion.

In addition, as a reminder, Q4 revenues can be affected by seasonality from the holidays.

We are reaffirming our adjusted EPS guidance provided in April and GAAP EPS guidance provided in July. To reiterate, we expect 2017 adjusted EPS will range between $1.90 and $2.20, and GAAP EPS for 2017 to range between $1.37 and $1.67.

Before I open the call for your questions, I would like to reiterate several key themes. First, we believe our Q3 results demonstrate that we have leading businesses and practitioners that are well positioned to win in the market. Second, our commitment is to improve performance by driving organic growth with higher utilization, while remaining focused on disciplined cost controls. Third, where we believe we have the right to win, including in adjacent stock practices, we have not shied away from adding talented practitioners as reflected by the acquisition of CDG Group and the hires we have made to enhance our cybersecurity practice, among others.

Fourth, organic growth with higher utilization, cost management and selective tuck-in acquisitions are not mutually exclusive with share repurchases, given the magnitude of the free cash flow we generate. We delivered terrific results, acquired CDG, bought back 52.7 million of stock and reduced net debt by $39.5 million in the quarter.

Finally, we delivered solid results this quarter, even though the key macro drivers of our business, restructuring, M&A and disputes are nowhere near their peaks. For those reasons and more, I truly believe the best is yet to come for FTI.

I look forward to discussing these core themes at our Investor Day next month. With that, I will open the call for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we’ll take our first question from Tobey Sommer with SunTrust.

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division—MD

Steve, you expressed kind of, I think, a distinct optimistic viewpoint on the trajectory of, frankly, all the businesses. And I wanted to get a sense for at the top line, what that translates to in terms of revenue growth rate? Because the revenue increased about 2.5% in the quarter, yet the optimism kind of seemed like it might describe something that’s better than that. So could you frame that for me?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. So a good question. Thanks, Tobey. Nice to hear your voice. Look, we’ll probably give you more details segment-by-segment at the Investor Day on how we’re viewing each of those segments going forward. Let me maybe, say, frame something differently. I mean, organic growth at this point within our company is still the combination of focusing on places where we see great opportunities to grow and invest, and then opportunities where we are pruning because they aren’t performing to what we think or because we don’t see the future of those. And so therefore, if you do that right, you have substantial top line growth in the places where you bet right. But you can have flat or declining revenue in some of the other places that you’ve been cutting back. And clearly, we’ve been doing that over the past couple of years. And so you see, this quarter, a lot bigger growth in EBITDA than you do in top line growth. That’s not long-term sustainable, but there’s some of that, that is still going on in the company as we examine sub-position by sub-position around the globe, and make decisions to triple the bets some one place or another and prune others. The other thing is, some places where you’re tripling the bets, you don’t actually get an immediate kick in revenue. You’re hiring a bunch of people, and they have noncompetes or they have to get integrated into the team. So the revenue defers. Long-term, obviously, you’d expect a pretty close correlation, and I think we would expect those things to get closer over time, but I think this year, we’ve been still working through some of that rotation process. Does that make sense, Tobey?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division—MD

Yes, it does. I wanted to ask a question on the Technology segment, kind of business evolution or transition. How do you feel that, that is going and when might financial performance of the revenue growth or margins begin to kind of reflect those changes in the implementation of the strategy?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. Thanks. Look, I think the teams there have done a fabulous job. If you look at this, we were probably slow to do a fundamental relook at that business. The profits, you know better than I, Tobey, they typically were in the $65 million range for a number of years, right? And then over a relatively brief period of time, they went from $65 million to $25 million thereabouts. Ajay, you can correct me if it’s a little bit off. But that’s roughly where it was last year. We put new management in there. We have a new strategy, set of strategies. This year is essentially the same EBITDA year-to-date, pretty plus or minus a teeny bit, I would guess, as last year. To me, that’s a huge step forward in terms of stabilizing the business, particularly because they’ve been able to do that while spending serious money on things that are avenues for growth, whether that’s salespeople in Information Governance or other adjacencies, whether that’s licensing, Relativity or others. Would I like it to turn to growth yesterday? Absolutely. I think we only actually announced the license of Relativity, when was that, a month or 2 months ago?

Mollie Hawkes - FTI Consulting, Inc.—MD of IR & Communications

August.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

August? August. I’m inpatient, probably not as impatient as you, Tobey, but actually probably pretty close. I just think they’re doing a great job. They’ve done a fabulous job of stabilizing it. And obviously, we look forward over time for that to go back up.

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division—MD

Last question from me. Ajay, does the guidance for EPS assume the remainder of the share repurchase gets executed in the fourth quarter?

Ajay J. Sabherwal - FTI Consulting, Inc.—CFO

We are not giving specific timing of when we would repurchase shares as, Tobey, you can do the math. Because additional — even if we complete the additional $25-odd million that is left, it doesn’t make that much of a difference to EPS in one quarter.

Operator

We can take our next question over the lines from Tim McHugh with William Blair.

Timothy John McHugh - William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Just a question, first, maybe on the Corporate Finance & Restructuring business, and apologies if you said this, because I joined late. But can you talk about the, I guess, one, kind of the breadth of improvement there? I know you called out a few large cases in success fees, I guess, but how much is it driven, I guess, how broad was it on the restructuring side? And secondly, I guess, how was the nondistressed kind of performance relative to what you’ve been seeing?

Ajay J. Sabherwal - FTI Consulting, Inc.—CFO

Tobey (sic) [Timothy], they did really, really — we did really, really well on the Corporate Finance & Restructuring side. Virtually, every area did better sequentially and year-over-year. Certainly, the success fees helped, but it is broad-based, it is global, really delighted by that uptick. And what’s key for me is that it’s happening when there is no boom in restructuring. I mean, this is at low interest rates. So imagine what this platform will achieve when interest rates go up.

Timothy John McHugh - William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Okay, Fair enough. The success fees, can you — I think you had talked in the past about a range. Is it still within that range? Or I don’t know what to say for it.

Ajay J. Sabherwal - FTI Consulting, Inc.—CFO

Yes. There is — in the aggregate for the company, there was a big increase in success fee in Corporate Finance. But conversely, there was a very large decrease in health solutions within FLC, because they had a great success fee in Q3 last year. Overall though, if the range — if the average is around $7 million to $8 million and lows are around $3 million and highs are around $14 million, right now, this quarter was at the highs, and Q1 was at the lows. So I’m not begrudging ourselves the success theme, delighted to take it, but you can normalize it over the 3 quarters.

Timothy John McHugh - William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Okay. And the E Con business, I imagine your response is you’ve retained kind of the top end professionals. But just kind of how do you get comfort, I guess, that the recent weakness is market-driven and not anything kind of about market share, if you will, or company-specific kind of performance?

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

So let me answer that. We have retained our — there’s no loss of people. So that’s not the base. We haven’t lost any key people in that organization. I think Ajay, you told them. I think the belief from the organization is that we haven’t lost market share. We don’t have any hard data on that. And sometimes, this stuff can be 1 or 2 big cases and timing of big cases that can affect things. So at this point, we have no basis to believe it was loss of market share. I think we’re generally recognized as the leaders in this industry. Now leaders in the industry could have missed something, and we could have missed a case or 2 that we don’t know about. But our current belief is that this is not a — certainly, there’s no belief that there’s anything systematic or systemic here going on. And so we would expect over time this to come back to the more historical range.

Timothy John McHugh - William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Okay. And then one last one, I guess, maybe at a little higher level, I guess. But you talked about you seeing these kind of ups and downs in the business, maybe a strong first half and weaker other half of the year. And obviously, this one is a little better. Do you have any — I guess, can you talk about what type of visibility or what factors, I guess, give you more confidence in predicting that this is now sustainable versus is this just an up versus now where we see another down kind of in the future?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes, Tim. No, that’s a great question. I’m just trying to understand when you intersected this call. Did you intersect it during Ajay’s remarks?

Timothy John McHugh - William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Yes. No, I heard your comments earlier. I guess, so I mean, I understand you recognize the volatility in your answers, and kind of is the way I interpreted it. But...

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

No, I think it’s more than that. I think there’s more than that. The volatility, look, let me be clear. I don’t think this business is that volatile over an extended period of time. And if you look out 2 years, I look at the history of the company every 2 years where the company was up, it was due to real fundamentals. Any 2 years the company was down, it was due to real fundamentals that were negative. When you get down to a month, there’s a huge amount of volatility. You get to a quarter, there’s a huge — there’s a lot of volatility. Now where I spend a lot of time is when we get to quarters that are down, looking through the volatility and trying to see what is underlying that we need to fix or celebrate and grow further because there’s a good quarter versus what is just the random noise. And I’m really insistent that we not react to the random noise, either get overexuberant about it on the positive ones or take bad actions that hurt the business in the negative ones, and that’s what we spend a lot of time doing. I think — I don’t know if you heard this part of the call. I think there’s a huge distinction, for example, between where we are now and where we were in the early part of ‘16. Early part of ‘16, we had positive noise. Here we have positive noise. And normalized for the noise, in the early part of ‘16, we were guiding down for the rest of the year. Why we were guiding down for the rest of the year? Because we said the 2 businesses had little mini booms supporting them, which is not something we believe today, and we believe that couple of our businesses were in the midst of trying to confront fundamental more long-term declines, whether that was FLC or Tech at that point in early ‘16. We don’t believe that now. And to Tobey’s question, we don’t yet have Tech on a growth trajectory, but we’re not in the midst of plummeting from $65 million to $25 million. I view there’s a pretty fundamental distinction of that. Now does that mean that the quarter can’t be bad? This company always is going to have quarterly volatility. But I believe, actually, we’ve been — the management team has been working hard. We have the collective businesses in a quality position that I haven’t seen during my tenure here. And I’m pretty optimistic about the underlying businesses going forward. Does that help?

Timothy John McHugh - William Blair & Company L.L.C., Research Division—Partner & Global Services Analyst

Yes, I think that’s fair. I appreciate the comment.

OCTOBER 26, 2017 / 1:00PM, FCN - Q3 2017 FTI Consulting Inc Earnings Call

Operator

And it appears there are no further questions at this time. I’d like to turn the conference back over to our speakers for any additional or closing remarks.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Well, maybe just to echo what I just said here, unless you want to say anything. So look, this is a great quarter. It was after a couple of tough quarters, but I think we’re not that — we don’t get that excited just by the quarterly numbers because of the variability stuff we say. What we are most excited about is the actions our people have taken to put our businesses into stronger positions going forward, positions that can create value for our shareholders and real opportunity for our people. And we are excited about where all of our businesses have been put over the last quarters and couple of years. We hope that came across today, and we look forward to sharing more of that with you in Investor Day in a couple of weeks. Thanks very much for the call.

Operator

And this concludes today’s conference. Thank you for your participation. You may now disconnect.

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